UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange of 1934 (Amendment No. __)

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NEW CONCEPT ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NEW CONCEPT ENERGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 28, 2010

New Concept Energy, Inc. will hold its Annual Meeting of Stockholders on Thursday, October 28, 2010, at 10:00 a.m., local Dallas, Texas time, at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234. The purpose of the meeting is to consider and act upon:

• Election of a Board of five directors to serve until the next Annual Meeting of Stockholders and until their successors are duly-elected and qualified.

• Ratification of the selection of Swalm & Associates, P.C. as the independent registered public accounting firm.

• Such other matters as may properly be presented at the Annual Meeting.

Only Stockholders of record at the close of business on September 24, 2010, will be entitled to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the accompanying envelope provided. Your completed proxy will not prevent you from attending the meeting and voting in person should you choose.

Dated: September 27, 2010

By order of the Board of Directors,

Gene S. Bertcher
President

This Proxy Statement is available at www.newconceptenergy.com
Among other things, the Proxy Statement contains information regarding
· The date, time and location of the meeting
· A list of the matters being submitted to Stockholders
· Information concerning voting in person

NEW CONCEPT ENERGY, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 28, 2010

The Board of Directors of New Concept Energy, Inc. (the “Company”or “we” or “us”) is soliciting proxies to be used at the Annual Meeting of Stockholders following the fiscal year ended December 31, 2009 (the “Annual Meeting”). Distribution of this Proxy Statement and a Proxy Form is scheduled to begin on September 27, 2010. The mailing address of the Company’s principal executive offices is 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

About the Meeting

Who Can Vote

Record holders of Common Stock of the Company at the close of business on Friday, September 24, 2010 (the “Record Date”), may vote at the Annual Meeting. On that date, 1,936,935 shares of Common Stock and 559 shares of Series B Preferred Stock were outstanding. Each share is entitled to cast one vote.

How Can You Vote

If you return your signed proxy before the Annual Meeting, we will vote your shares as you direct. You can specify whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal to ratify the selection of auditors.

If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Proposals 1 and 2.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by (a) delivering a written notice of revocation to the Corporate Secretary, (b) delivering another proxy that is dated later than the original proxy, or (c) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

Vote Required

The holders of a majority of the shares entitled to vote who are either present in person or represented by a proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of September 24, 2010, there were 1,936,935 shares of Common Stock and 559 shares of Series B Preferred Stock issued and outstanding. The presence, in person or by proxy, of stockholders entitled to cast at least 968,747 votes constitutes a quorum for the adoption of the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed. If the broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected to that slot. A proxy that has properly withheld authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the other proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy entitled to vote on the proposal will be required for approval. An abstention with respect to such proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

As of the Record Date, an affiliate and its subsidiary held 1,313,078 shares representing approximately 67.44% of the shares outstanding. The affiliate has advised the Company that it currently intends to vote all of the shares it holds in favor of the approval of all proposals.

If you received multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all your shares are voted.

Other Matters to be Acted Upon at the Annual Meeting

We do not know of any other matters to be validly presented or acted upon at the Annual Meeting. Under our Bylaws, no business besides that stated in the Annual Meeting Notice may be transacted at any meeting of stockholders. If any other matter is presented at the Annual Meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Expenses of Solicitation

The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Some of our directors, officers and employees may solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials will also be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Available Information

Our internet website address is www.newconceptenergy.com. We make available free of charge through our website our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. In addition, we have posted the Charters of our Audit Committee, Compensation Committee, and Governance and Nominating Committee, as well as our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and Corporate Governance Guidelines on Director Independence, all under separate headings. These charters and principles are not incorporated in this instrument by reference. We will also provide a copy of these documents free of charge to stockholders upon written request. The Company issues Annual Reports containing audited financial statements to its common stockholders.

Multiple Stockholders Sharing the Same Address

The Securities and Exchange Commission (the “SEC”) rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report, proxy statement or information statement, please send your request to New Concept Energy, Inc., Attention: Investor Relations, 1800 Valley View Lane, Suite 300, Dallas, Texas 75234 or call (800) 400-6407.

Questions

You may call our Investor Relations Department at 800-400-6407 if you have any questions.

PLEASE VOTE - YOUR VOTE IS IMPORTANT

Corporate Governance and Board Matters

The affairs of the Company are managed by the Board of Directors. The Directors are elected at the annual meeting of stockholders each year or appointed by the incumbent Board of Directors and serve until the next annual meeting of stockholders or until a successor has been elected or approved.

Current members of the Board

The members of the Board of Directors (all of whom were elected by the stockholders at the last Annual Meeting held on December 17, 2009) on the date of this proxy statement, and the committees of the Board on which they serve, are identified below:

Governance
	Audit	Compensation	and
Director	Committee	Committee	Nominating
Committee
Roz Campisi Beadle		Chair	✓
Gene S. Bertcher
Dan Locklear	Chair	✓
James E. Huffstickler	✓	✓	Chair
Victor Lund	✓		✓

Role of the Board’s Committees

The Board of Directors has standing Audit, Compensation and Governance and Nominating Committees.

Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The Audit Committee is an “audit committee” for purposes of Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. The charter of the Audit Committee was adopted on December 12, 2003, and is available on the Company’s Investor Relations website (www.newconceptenergy.com). The Audit Committee was formed on December 12, 2003; the Board selected Messrs. Huffstickler, Locklear and Lund as members of the Audit Committee in December 2009. All of the members of the Audit Committee are independent within the meaning of the SEC regulations, the listing standards of the American Stock Exchange (“AMEX”) and the Company’s Corporate Governance Guidelines. Mr. Locklear, a member and Chair of the Committee, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the AMEX. All of the members of the Audit Committee meet the independence and experience requirements of the listing standards of the AMEX. The Audit Committee met one time in 2009.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines. In addition, the Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Governance and Nominating Committee was adopted on October 20, 2004, and is available on the Company’s Investor Relations website (www.newconceptenergy.com). The Governance and Nominating Committee was formed on October 20, 2004; the Board selected Messrs. Huffstickler, Lund and Ms. Beadle as members of the Governance and Nominating Committee in December 2009. All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the AMEX and the Company's Corporate Governance Guidelines. The Governance and Nominating Committee met one time in 2009.

Compensation Committee. The Compensation Committee is responsible for overseeing the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations and to monitor the development and implementation of succession plans for the principal executive officer and other key executives and make recommendations to the Board with respect to such plans. The charter of the Compensation Committee was adopted on October 20, 2004, and is available on the Company’s Investor Relations website (www.newconceptenergy.com). The Compensation Committee was formed on October 20, 2004; the Board selected Messrs. Locklear, Lund and Ms. Beadle as members of the Compensation Committee in December 2009. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the AMEX and the Company’s Corporate Governance Guidelines. The Compensation Committee is to be comprised of at least three directors who are independent of management and the Company. The Compensation Committee met one time in 2009.

Selection of Nominees for the Board

The Governance and Nominating Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates upon request of the Committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company's Corporate Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the stockholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Company's bylaws relating to stockholder nominations.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines, including:

●	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

●	the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

●
the prospective nominee's ability to dedicate sufficient time, energy and, attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards, as specifically set out in the Company's Corporate Governance Guidelines;

●	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

●	the extent to which the prospective nominee helps the Board reflect the diversity of the Company's stockholders, employees, customers, guests and communities; and

●	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Bylaws of the Company provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if one hundred twenty (120) days prior written notice of such stockholders’ intention to make such nomination has been delivered personally to, or has been mailed to and received by, the Board of Directors at the principal office of the Company with a copy to the President and Secretary of the Company. If a stockholder has a suggestion for candidates for election, the stockholder should follow this procedure. Each notice from a stockholder must set forth (i) the name and address of the stockholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

Determinations of Director Independence

In October 2004, the Board enhanced its Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the new listing standards adopted during the year by the American Stock Exchange. The full text of the Guidelines can be found in the Investor Relations section of the Company's website (www.newconceptenergy.com). A copy may also be obtained upon request from the Company's Corporate Secretary.

Pursuant to the Guidelines, the Board undertook its annual review of director independence in December 2009. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under "Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined of the then directors, Messrs. Huffstickler, Locklear, Lund and Ms. Beadle are each independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines.

Board Meetings During Fiscal 2009

The Board met four times during fiscal 2009. Each director attended 75% or more of the meetings of the Board and Committees on which he served. Under the Company’s Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy an attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and Committees of which he is a member. In addition, the independent directors met in executive session four times during fiscal 2009.

Directors’ Compensation

Each non-employee director is entitled to receive an annual retainer of $2,500 plus a meeting fee of $2,000 plus reimbursement for expenses. Directors who are also employees of the Company receive no additional compensation for service as a director.

During 2009, $34,000 was paid to the non-employee directors in total directors’ fees for all services, including the annual fee for service during the period from January 1, 2009 through December 31, 2009. Those fees received by directors were Roz Campisi Beadle ($8,500), James E. Huffstickler ($8,500), Dan Locklear ($8,500) and Victor Lund ($8,500).

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees (including those of the contractual advisor). In addition, on February 19, 2004, the Company adopted a code of ethics entitled “Code of Ethics for Senior Financial Officers” that applies to the principal executive officer, president, principal financial officer, chief financial officer, the principal accounting officer and controller. The text of both documents is available on the Company's Investor Relations website (www.incomeopp-realty.com). The Company intends to post amendments to or waivers from its Code of Ethics for Senior Financial Officers (to the extent applicable to the Company's chief executive officer, principal financial officer or principal accounting officer) at this location on its website.

Compliance With Section 16(a) of Reporting Requirements

Section 16(a) under the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons holding 10% or more of the Company’s shares of Common Stock are required to report their ownership of the Company’s shares of Common Stock and any changes in that ownership to the SEC on specified report forms. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during each fiscal year. All of these filing requirements were satisfied by the Company’s directors and executive officers and holders of more than 10% of the Company’s Common Stock during the fiscal year ended December 31, 2009. In making these statements, the Company has relied upon the written representations of its directors and executive officers and the holders of 10% or more of the Company’s Common Stock and copies of the reports that each has filed with the SEC.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock as of the close of business on September 24, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Approximate Percent of Class**

Arcadian Energy, Inc.(2)	1,313,078	67.79%
1800 Valley View Lane, Suite 300
Dallas, Texas 75234

HKS Investment Corporation(1)	108,994	5.63%

Go Green Fuel N.A., L.P.(3)	100,000	5.16%

URC Energy LLC(2)	950,000	49.05%

(1) According to an original statement on Schedule 13D dated January 9, 2006, the entity consists of David Hensel, John Kellar and Marshall Stagg, each of whom are deemed to be the beneficial owner of all 108,994 shares. Hensel is stated to be a shareholder, director and President of the entity; Kellar is a shareholder, director and Vice President and Treasurer; and Stagg is a shareholder, director and Secretary.

(2) Of these entities, Arcadian Energy, Inc. (“Arcadian”) owns 363,078 shares direct and is the sole member of URC Energy LLC which owns 950,000 shares and TacCo Financial, Inc. (“TFI”) owns 500 shares. Arcadian as the sole member of URC Energy LLC is deemed to be the beneficial owner of such 950,000 shares.

(3) Consists of 100,000 shares of Common Stock owned by Go Green Fuel N.A., L.P., a Texas limited partnership, the sole General Partner of which is GGF North American, LLC, a Texas limited liability company. According to an original statement on Schedule 13D dated December 31, 2009, Go Green Fuel N.A., L.P. acquired 100,000 shares of Common Stock from West Go Green, LLC, a Nevada limited liability company at a price of $6.90 per share and Go Green Fuel N.A., L.P. granted to West Go Green, LLC a “Repurchase Option” for a period of three calendar years from December 31, 2009 to repurchase all or any portion of the 100,000 shares purchased at the original purchase price of $6.90 per share, which Repurchase Option may be exercised by West Go Green, LLC or its assignee by written notice given to Go Green Fuel N.A., L.P. at least two calendar days prior to the date of exercise of the Repurchase Option.

Security Ownership of Management

The following table sets forth the ownership of the Company’s Common Stock, both beneficially and of record, both individually and in the aggregate for the directors and executive officers of the Company, and for certain deemed beneficial owners, as of the close of business on September 24, 2010:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership*	Approximate Percent of Class**

Gene S. Bertcher	71,811	3.71%
Roz Campisi Beadle	100		***
James E. Huffstickler	--	--
Dan Locklear	--	--
Victor Lund	--	--
All directors and executive officers as a group (five people)	71,911	3.71%

* “Beneficial Ownership” means the sole or shared power to vote, or to direct the voting of, a security or investment power with respect to a security, or any combination thereof.

** Percentages are based upon 1,936,935 shares of Common Stock outstanding at August 6, 2010.

*** Less than 1%.

Change in Control

On July 21, 2009, Arcadian acquired from Syntek West, Inc., a Nevada corporation (“SWI”) (i) 395, 078 shares of Common Stock of the Company (approximately 20.29% of the issued and outstanding Common Stock) at an aggregate price of $2,074,160 (approximately $5.25 per share) and (ii) 100% of the Membership Interest of and in URC Energy, LLC, a Nevada limited liability company (“URCLLC”) for a purchase price of $5,220,585. URCLLC owns and has owned since May 18, 2008 an aggregate of 950,000 shares of Common Stock of the Company (approximately 50.33% of the issued and outstanding Common Stock). With such acquisition, Arcadian acquired the beneficial ownership of approximately 67% of the issued and outstanding Common Stock of the Company and a change of control of the Company occurred. The basis of control is the aggregate percentage of voting securities of the Company which is now beneficially owned by the “Reporting Persons” (approximately 67.44%) which include URCLLC at 49.05% with 950,000 shares of Common Stock and Arcadian at 18.65% with 363,078 shares of Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting. Each director elected will hold office until the Annual Meeting following the fiscal year ending December 31, 2010. All of the nominees for director are now serving as directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors. Cumulative voting for the election of directors is not permitted. If any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute director.

The nominees for directors are listed below, together with their ages, terms of service, all positions and offices with the Company, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation “affiliated” when used below with respect to a director means that the director is an officer, director or employee of the Company.

Roz Campisi Beadle, age 53, (Independent) Director since December 2003

Ms. Beadle is Executive Vice President of Unified Housing Foundation and a licensed realtor. She has a background in public relations and marketing. Ms. Beadle is also extremely active in various civic and community services and is currently working with the Congressional Medal of Honor Society and on the Medal of Honor Host City Committee in Gainesville, Texas.

Gene S. Bertcher, age 61, (Affiliated) Director since November 1989 to September 1996 and since June 1999

Mr. Bertcher was elected President and Chief Financial Officer effective November 1, 2004. From January 3, 2003 until that date he was also Chief Executive Officer. Mr. Bertcher has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 1989. He has been a certified public accountant since 1973. Mr. Bertcher is also Executive Vice President (since February 2008) and Chief Financial Officer (since November 2, 2009) of American Realty Investors, Inc., a Nevada corporation (“ARL”) which has its common stock listed and traded on the New York Stock Exchange (“NYSE”), Transcontinental Realty Investors, Inc., a Nevada corporation (“TCI”) which also has its common stock listed and traded on the NYSE and Income Opportunity Realty Investors, Inc., a Nevada corporation (“IOT”) which has its common stock listed and traded on the AMEX. All of ARL, TCI and IOT are Dallas, Texas based real estate entities; prior to May 2008 and from February 2008 to April 2008, he was also Interim Chief Financial Officer of ARL, TCI and IOT. Until November 1989, Mr. Bertcher was a partner in Grant Thorton, LLP having served as Chairman of its National Real Estate and Construction Committee.

James E. Huffstickler, age 68, (Independent) Director since December 2003

Mr. Huffstickler has been Chief Financial Officer of Sunchase America, Ltd., a multi-state property management company, for more than give years. He is a graduate of the University of South Carolina and was formerly employed by Southmark Management, Inc., a nationwide real estate management company. Mr. Huffstickler has been a certified public accountant since 1976.

Dan Locklear, age 58, (Independent) Director since December 2003

Mr. Locklear has been Chief Financial Officer of Sunridge Management Group, a real estate management company, for more than five years. Mr. Locklear was formerly employed by Johnstown Management Company, Inc. and Trammel Crow Company. Mr. Locklear has been a certified public accountant since 1981 and a licensed real estate broker in the State of Texas since 1978.

Victor L. Lund, age 82, (Independent) Director since March 1996

Mr. Lund founded Wedgwood Retirement Inns, Inc. in 1977, became a wholly owned subsidiary of the Company in 1996. For most of Wedgwood’s existence, Mr. Lund was Chairman of the Board, President and Chief Executive Officer, positions he held until Wedgwood was acquired by the Company. Mr. Lund is President and Chief Executive Officer of Wedgwood Services, Inc., a construction-services company not affiliated with the Company.

The Board of Directors unanimously recommends a vote FOR
the election of all of the Nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Swalm & Associates, P.C. as the independent registered public accounting firm for New Concept Energy, Inc. for the 2010 fiscal year and to conduct quarterly reviews through September 30, 2010. The Company’s Bylaws do not require that stockholders ratify the appointment of Swalm & Associates, P.C. as the Company’s independent registered public accounting firm. Swalm & Associates, P.C. has served as the Company’s independent registered public accounting firm for each of the fiscal years ended December 31, 2008 and 2009. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, however, it is not bound by the stockholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

A representative of Swalm & Associates, P.C. will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Swalm & Associates, P.C. as the Company’s
independent registered public accounting firm.

Fiscal Years 2008 and 2009 Audit Firm Fee Summary

The following table sets forth the aggregate fees for professional services rendered to the Company for the years 2008 and 2009 by the Company’s principal accounting firm, Swalm & Associates, P.C.:

Type of Fees	2008	2009
Audit Fees	$27,500	$40,215
Audit-Related Fees	0	-
Tax Fees	7,250	8,688
All Other Fees	-
Total Fees:	$34,750	$48,903

All services rendered by the principal auditors are permissible under applicable laws and regulations and were pre-approved by either the Board of Directors or the Audit Committee, as required by law. The fees paid the principal auditors for services as described in the above table fall under the categories listed below:

Audit Fees. These are fees for professional services performed by the principal auditor for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings and services that are normally provided in connection with statutory and regulatory filing or engagements.

Audit-Related Fees. These are fees for assurance and related services performed by the principal auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include attestations by the principal auditor that are not required by statute or regulation and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the principal auditor with respect to tax compliance, tax planning, tax consultation, returns preparation and review of returns. The review of tax returns includes the Company and its consolidated subsidiaries.

All Other Fees. These are fees for other permissible work performed by the principal auditor that do not meet the above category descriptions.

These services are actively monitored (as to both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in the principal auditor’s core work, which is the audit of the Company’s consolidated financial statements.

Report of the Audit Committee
Of the Board of Directors

The Audit Committee of the Board of Directors is composed of three directors, each of whom satisfies the requirements of independence, experience and financial literacy under the requirements of the AMEX and the SEC. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

The Audit Committee is responsible for, among other things:

•	retaining and overseeing the independent registered public accounting firm that serves as our independent auditor and evaluating their performance and independence;

•	reviewing the annual audit plan with management and the independent registered public accounting firm;

•	pre-approving any permitted non-audit services provided by our independent registered public accounting firm;

•	approving the fees to be paid to our independent registered public accounting firm;

•	reviewing the adequacy and effectiveness of our internal controls with management, internal auditors and the independent registered public accounting firm;

•	reviewing and discussing the annual audited financial statements and the interim unaudited financial statements with management and the registered public accounting firm; and

•	approving our internal audit plan and reviewing reports of our internal auditors.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee’s responsibilities are set forth in this charter which is available on our website at www.newconceptenergy.com.

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the Company’s risk management, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors. The Committee has sole authority over the selection of the Company’s independent auditors and manages the Company’s relationship with its independent auditors. The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.

The Committee met one time during 2009. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee’s meetings include private sessions with the Company’s independent auditors without the presence of the Company’s management, as well as executive sessions consisting of only Committee members. The Committee also meets senior management from time to time.

Management has the primary responsibility for the Company’s financial reporting process, including its system of internal control over financial reporting and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing management’s assessment of, and the effective operation of, internal control over financial reporting. The Committee’s responsibility is to monitor and review the Company’s financial reporting process and discuss management’s report on the Company’s internal control over financial reporting. It is not the Committee’s duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent registered public accountants included in their report on the Committee’s financial statements.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2009, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent accountants of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), including the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Committee has also discussed with Swalm & Associates, P.C. matters relating to its independence, including a review of audit and non-audit fees, and written disclosures from Swalm & Associates, P.C. to the Company pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether non-audit services, provided by the independent accountants are compatible with the independent accountant’s independence. The Company also received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal controls, reviewed staffing levels and steps taken to implement recommended improvements in any internal procedures and controls.

Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management and the report of the independent accountants to the Board of Directors, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC. The Audit Committee and the Board of Directors have also selected Swalm & Associates, P.C. as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE

James E. Huffstickler	Dan Locklear	Victor Lund

Pre-Approval Policy for Audit and Non-Audit Services

Under the Sarbanes-Oxley Act of 2002 (the “SO Act”), and the rules of the SEC, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. The purpose of the provisions of the SO Act and the SEC rules for the Audit Committee role in retaining the independent auditor is two-fold. First, the authority and responsibility for the appointment, compensation and oversight of the auditors should be with directors who are independent of management. Second, any non-audit work performed by the auditors should be reviewed and approved by these same independent directors to ensure that any non-audit services performed by the auditor do not impair the independence of the independent auditor. To implement the provisions of the SO Act, the SEC issued rules specifying the types of services that an independent auditor may not provide to its audit client, and governing the Audit Committee’s administration of the engagement of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence. Accordingly, the Audit Committee adopted a written pre-approval policy of audit and non-audit services (the “Policy”), which sets forth the procedures and conditions pursuant to which services to be performed by the independent auditor are to be pre-approved. Consistent with the SEC rules establishing two different approaches to approving non-prohibited services, the policy of the Audit Committee covers pre-approval of audit services, audit-related services, international administration tax services, non-U.S. income tax compliance services, pension and benefit plan consulting and compliance services, and U.S. tax compliance and planning. At the beginning of each fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. Typically, in addition to the generally pre-approved services, other services would include due diligence for an acquisition that may or may not have been known at the beginning of the year. The Audit Committee has also delegated to any member of the Audit Committee designated by the Board or the financial expert member of the Audit Committee responsibilities to pre-approve services to be performed by the independent auditor not exceeding $25,000 in value or cost per engagement of audit and non-audit services, and such authority may only be exercised when the Audit Committee is not in session.

Executive Compensation

The Company has few employees, and no payroll or benefit plans and pays compensation to only one executive officer. The following tables set forth the compensation in all categories paid by the Company for services rendered during the fiscal years ended December 31, 2009, 2008 and 2007 by the chief Executive Officer of the Company and to the other executive officers and Directors of the Company whose total annual salary in 2009 exceeded $100,000, the number of options granted to any of such persons during 2009 and the value of the unexercised options held by any of such persons on December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compen-sation Earnings	All Other Compen-sation	Total
Gene S. Bertcher(1) Chairman, President & Chief Financial Officer	2009 2008 2007	$197,000 $197,000 $186,000							$197,000 $197,000 $186,000 $67,000

Doug Wight, President(2)	2008	$67,000							$67,000

(1) In February 2008, Mr. Bertcher began providing assistance to a related company which reimburses the Company for 50% of Mr. Bertcher’s total compensation. The salary in the above table represents total compensation before reimbursement.

(2) Doug Wight joined the Company in September 2008 with an annual salary of $180,000. Effective April 9, 2009, Mr. Wight is no longer with the Company. Mr. Bertcher was reappointed by the Board of Directors as President.

GRANTS OF PLAN-BASED AWARDS

None

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

None

OPTION EXERCISES AND STOCK VESTED

None

PENSION BENEFITS

None

NONQUALIFIED DEFERRED COMPENSATION

None

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash	Stock Awards	Option Awards	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Roz Campisi Beadle Gene S. Bertcher James E. Huffstickler Dan Locklear Victor L. Lund	$8,500 $─ $8,500 $8,500 $8,500					$ 8,500 $ 8,500 $ 8,500 $ 8,500	$ $ $ $ $

MANAGEMENT AND CERTAIN SECURITY HOLDERS

None

Compensation Committee Report

The Compensation Committee of the Board of Directors is comprised of at least two directors who are independent of management and the Company. Each member of the Compensation Committee must be determined to be independent by the Board under the Corporate Governance Guidelines on Director Independence adopted by the Board and under the AMEX standards for non-employee directors and Rule 16b-3(b)(3)(i) of the rules and regulations promulgated under the Securities Exchange Act of 1934 and the requirements for “outside directors” set forth in Treasury Regulations, Section 27(e)(3). Each member of the Committee is to be free of any relationship that in the judgment of the Board from time to time may interfere with the exercise of his or her independent judgment. Each Committee member is appointed annually subject to removal at any time by the Board and serves until his or her Committee appointment is terminated by the Board. The Compensation Committee is composed of three directors, each of whom meets the standards described above.

The purposes of the Compensation Committee are to oversee the policies of the Company relating to compensation to be paid by the Company to the Company’s principal executive officer (“CEO”) and any other officers designated by the Board and make recommendations to the Board with respect to such policies, produce necessary reports and executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and monitor the development and implementation of succession plans for the CEO and other key executives and make recommendations to the Board with respect to such plans.

The compensation paid to the Company’s executive officers is reviewed and approved annually by the independent members of the Board of Directors acting as the Company’s Compensation Committee. In addition to approving annual compensation for the Company’s executive officers, the independent directors approve any incentive awards for executive officers and other key employees, anystock option grants and additional benefits. The Company’s compensation philosophy is to attract, retain and reward executives who have shown they are capable of leading the Company in achieving its business objectives and performance goals. These objectives include preserving and increasing the Company’s asset value; positioning the Company’s operations in geographic markets offering long term, profitable growth opportunities and preserving and enhancing shareholder value and keeping the Company competitive in its marketing and operations.

The Board of Directors determined that the primary forms of executive compensation should be the incentive system discussed above. The Company’s performance is a key consideration (to the extent that such performance can be fairly attributed or related to an executive’s performance) and each executive’s responsibilities and capabilities are key considerations. The independent directors strive to keep executive compensation competitive for comparable positions in other corporations where possible. In addition, the compensation Committee believes in equity compensation wherein executives will be additionally rewarded based on increasing the Company’s shareholder value. Base salaries are predicated on a number of factors, including:

●	recommendation of the Chief Executive Officer;
●	knowledge of similarly situated executives at other companies;
●	the executive’s position and responsibilities within the Company;
●	the Board of Directors’ subjective evaluation of the executive’s contribution to the Company’s performance;
●	the executive’s experience and
●	the term of the executive’s tenure with the Company.

The charter of the Compensation Committee was adopted on October 20, 2004, and the members of the Compensation Committee, all of whom are independent within the meaning of the listing standards of the AMEX and the Company’s Corporate Governance Guidelines, are listed below. Since its formation, the Compensation Committee has annually reviewed its existing charter and regularly performed the tasks described above.

COMPENSATION COMMITTEE

Roz Campisi Beadle	James E. Huffstickler	Dan Locklear

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is made up of non-employee directors who have never served as officers of, or been employed by the Company. None of the Company’s executive officers serve on a Board of Directors of any entity that has a director or officer serving on this Committee.

Certain Relationships and Related Party Transactions

Historically, the Company has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated third parties.

In July 2006, the Company made an unsecured $1.4 million loan to Eurenergy Resources Corporation (“Eurenergy”), a related party. The loan had an annual interest rate of 8% with principal and interest payable within 30 days after demand, and if not sooner demanded, on July 17, 2007. EffectiveJuly 17, 2007, the existing accrued interest was added to the principal balance, which increased the principal balance to $1,487,160, and the maturity date was extended to July 17, 2009. All other terms of the note remained the same. At May 21, 2009, the balance due including accrued interest totaled $1,798,456.

In June of 2008, the Company entered into a letter of credit agreement with Eurenergy. The terms of the agreement call for interest at the prime rate plus two percent. At May 21, 2009, the balance of the note and accrued interest was $2,172,441.

On November 20, 2007, the Company made a $630,000 loan to Prime Income Asset Management, Inc. (“PIAMI”). In 2008, the Company made additional net advances on the loan totaling approximately $6.3 million. The initial loan and the additional advances have been combined into a new loan with interest at the prime rate plus two percent.

On May 21, 2009, PIAMI acquired both Eurenergy notes receivable at face value plus accrued interest totaling $3,970,897. At December 31, 2009, the balance due including accrued interest on the note receivable from PIAMI was $10.9 million.

In November 2007, the Company entered into an agreement with Eurenergy to provide accounting and administrative services at $15,000 per month. As of December 31, 2009, Eurenergy owes the Company $156,900 for such services. In June 2009, the agreement with Eurenergy expired. As of December 31, 2009, the amount receivable from Eurenergy has been fully reserved. The Company entered into a similar agreement with Energy Advisors, LLC in July 2009. As of December 31, 2009, Energy Advisors, LLC owes the Company $90,000 for accounting and administrative services.

Except as set forth above, the Reporting Persons do not have any contracts, arrangements, understandings or relationships, legal or otherwise, with any person with respect to any securities or the Issuer, including, but not limited to, transfer or voting of any of the securities, finders’ fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or losses, or the giving or withholding of proxies.

It is the policy of the Company that all transactions between the Company and any officer or director, or any of their affiliates, must be approved by non-management members of the Board of Directors of the Company. All of the transactions described above were so approved.

OTHER MATTERS

The Board of Directors knows of no other matters that may be properly or should be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

ANNUAL REPORT

The Annual Report to stockholders, including consolidated financial statements, for the year ended December 31, 2009, was mailed to shareholders in April 2010. The Annual Report is not a part of the proxy solicitation material. The Annual Report is the Company’s Form 10-K for 2009, including the financial statements and schedules, as filed with the Securities and Exchange Commission. A stockholder may request copies of any exhibit to the Form 10-K and the Company will charge a fee to cover expenses to prepare and send any exhibits. You may request these from: Corporate Secretary, 1800 Valley View Lane, Suite 300, Dallas, Texas 75234.

DEADLINE FOR SUBMISSION
OF PROPOSALS TO BE PRESENTED
AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present a proposal at the 2010 annual meeting of stockholders must file such proposal with the Company by January 1, 2011, for possible inclusion in the Company’s proxy statement and form of proxy relating to the meeting.

Dated: September 27, 2010

By order of the Board of Directors,

Gene S. Bertcher
President

New Concept Energy, Inc.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, Proxy Statement and Proxy Card
are available at www.newconceptenergy.com

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned acknowledges receipt of the notice of annual meeting of stockholders of New Concept Energy, Inc. (the “Company”), to be held at 1800 Valley View Lane, Suite 300, Dallas, Texas 75234, on October 28, 2010, beginning at 10:00 AM, Dallas Time, and the proxy statement in connection therewith and appoints Gene S. Bertcher the undersigned’s proxies with full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock and Series B Preferred Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

The undersigned directs that the undersigned’s proxy be voted as follows:

1.	ELECTION OF DIRECTORS [ ] For all nominees (except as marked to the contrary below)

[ ] Withhold authority to vote for the nominees listed below

Nominees: Roz Campisi Beadle, Gene S. Bertcher, James E. Huffstickler, Dan Locklear, Victor L. Lund

(Instruction: To withhold authority to vote any individual nominee, write that nominee’s name on the line provided below.)

2.	RATIFICATION OF THE SELECTION OF SWALM AND ASSOCIATES AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010 AND ANY INTERIM PERIOD.
    [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

3.	IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.
    [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

This proxy will be voted as specified above.  If no specification is made, this proxy will be voted for the election of the director nominees in 1 above.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock or Series B Preferred stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

If more than one of the proxies named shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

Please date, sign and mail this proxy in the enclosed envelope.  No postage is required.

Date ________________, 2010	_________________________	_________________________
Signature of Stockholder	Signature of Stockholder

Please date this proxy and sign your name exactly as it appears hereon.  Where there is more than one owner, each should sign.  When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.  If executed by a corporation, the proxy should be signed by a duly authorized officer.